EXHIBIT 10.20
                            FIRST AMENDMENT TO LEASE


This First Amendment to Lease Agreement (the "First Amendment") is made and entered into as of April l4, 2000 by and between BioMarin Pharmaceutical, Inc., a Delaware corporation ("Tenant") and Limar Realty Corp. #18, a California corporation ("Landlord"), with reference to the following facts:

                                    RECITALS

A. Landlord and Tenant entered into that certain Lease Agreement dated June 25, 1998 (the "Lease") whereby Tenant is leasing from Landlord and Landlord is leasing to Tenant that certain real property located at 46 Galli Drive, South Building, Novato, California containing 31,056 rentable square feet (the "Existing Premises"), as such premises are more fully described in the Lease.

B. Tenant and Landlord wish to modify some of the provisions of the Lease to permit Tenant to extend the Term of the Lease for the Existing Premises and lease additional area containing 38,793 rentable square feet known as 46 Galli Drive, North Building (the "Additional Premises") so that the total area shall become 69,849 rentable square feet (the "Expanded Premises") comprised of the Existing Premises and the Additional Premises.

C. Landlord and Tenant desire to modify the Lease on terms and conditions set forth in this First Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warrants contained in the Lease and this First Amendment, Landlord and Tenant hereto agree as follows:

         1. Recitals: Landlord and Tenant agree that the above recitals are true and correct.

         2. Expanded Premises: Commencing on the Additional Premises Commencement Date (as defined below), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, that certain real property located at 46 Galli Drive, Novato, California containing 69,849 rentable square feet (i.e., the Expanded Premises( upon all of the terms and conditions set forth in the Lease, as the same are amended by this First Amendment.

         3.    Term:

               A. Lease Commencement. This First Amendment shall be effective as to the Additional Premises on the earliest to occur of: (i) substantial completion of the Approved Work (as defined below) in the Additional Premises;
                      (ii) Tenant's commencement of occupancy of the Additional Premises; or (iii) one hundred twenty (120) days following execution of this First Amendment (the "Additional Premises Commencement Date").

               B. Lease Expiration. The Term of the Lease as to the Expanded Premises shall expire at 11:59 p.m. on August 31, 2010.

         4. Monthly Base Rent: The Monthly Base Rent to be paid by Tenant to Landlord shall be as follows:

               A. Existing Premises. The monthly Base Rent for the Existing Premises will remain as scheduled in the Lease and shall continue forward with the annual CPI adjustment pursuant to Paragraphs 1.n. and 4.(b) of the Lease on September 1, 2003 and every September 1 thereafter.

               B. Additional Premises. The initial monthly Base Rent for the Additional Premises shall be Forty-Three Thousand Nine Hundred Eighty-Six and 71/100 Dollars ($43,986.71). Commencing September 1, 2001 and each September 1 thereafter, the monthly Base Rent for the Additional Premises shall be increased in accordance with the annual Cost of Living Adjustment as set forth in Paragraph 4.b. of the Lease provided, however, the annual floor limit as set forth in Paragraph 1.n. of the Lease for the Additional Premises (the "Additional Premises Floor Limit") shall be an increase of four percent (4%) and the annual ceiling limit for the Additional Premises (the "Additional Premises Ceiling Limit") shall be an increase of six percent (6%).

         5. Tenant's Pro Rata Share: Commencing on the Additional Premises Commencement Date, Tenant's Share of Building pursuant to Paragraph 1.j. of the Lease and Tenant's Share of Property pursuant to Paragraph 1.k. of the Lease shall be increased to one hundred percent (100%).

         6. Condition of the Premises: Tenant hereby accepts and agrees to occupy the Additional Premises in its current "as is" condition with the roof water tight. The elevator serving the production space portion of the Additional Premises shall be fully operational and certified by the State of California as of the Additional Premises Commencement Date. Within twelve (12) months after the Additional Premises Commencement Date, Landlord shall repaint the exterior of the Building and upgrade the exterior landscaping. Landlord hereby grants Tenant a one-time construction allowance of up to Three Hundred Eighty-Seven Thousand Nine Hundred Thirty Dollars ($387,930.00) ("Tenant's Construction Allowance") for the cost of generic tenant improvements to be installed in the Additional Premises by Tenant including all associated architectural, engineering and professional fees and costs (exclusive of any overhead costs of Landlord). If requested by Tenant no later than September 1, 2001, Landlord shall provide an additional allowance ("Tenant's Improvement Allowance") of up to $193,965 to reimburse Tenant for additional Approved Work. The amount of Tenant's Improvement Allowance that is actually used shall be fully amortized (inclusive of 10% per annum interest) over the Term of the Lease payable monthly as additional Rent. Tenant shall submit its plans for the tenant improvements for Landlord's written approval (the "Approved Work") prior to Tenant's commencement of construction of the Approved Work, and Landlord shall respond within five (5) business days of the date Tenant provides Landlord any specific set of complete preliminary or complete final plans required by Landlord's approval. All work performed by Tenant shall be performed in strict compliance with the plans submitted for the Approved Work and no modification shall be made in such plans without the prior written approval of Landlord. Landlord shall pay Tenant's outside vendors or contractors for materials and services constituting the Approved Work, up to the maximum Tenant's Construction Allowance set forth above, within thirty
               (30) days following Landlord's receipt of Tenant's submittal to Landlord of approved invoices and conditional lien releases for payment. Tenant shall also be reimbursed from Tenant's Construction Allowance for the reasonable cost of all preliminary and final plans and specifications and all permits relating to the installation of the Approved Work. All of the Approved Work to be done by Tenant shall be done in accordance with the provisions of Paragraph 14. of the Lease, and Tenant shall be required to follow Landlord's reasonable rules and regulations relating to contractors working in the Project. Landlord shall have the right to reasonably approve all of Tenant's proposed contractors and subcontractors related to the installation of the Approved Work. Landlord shall not charge an administrative fee relating to the installation of the Approved Work. Tenant shall have the right to access the Additional Premises upon full execution of this First Amendment and vacation of the Additional Premises by the existing tenant for the purpose of installing the Approved Work (the "Construction Period"), provided, however, Tenant shall be bound by the terms and conditions of the Lease and this First Amendment during the Construction Period except for Tenant's obligation to pay Base Rent or Operating Expenses.

         7. Option(s) to Renew: Tenant's Option(s) to Renew as set forth in Paragraph 32. of the Lease shall be deleted in its entirety and replaced with the following:

               "OPTIONS TO RENEW:

               a. Grant of Option(s). Tenant shall have the right, at its option, to expand the Lease for the Extended Premises for two (2) period(s) of five (5) years each ("Extended Term(s)") on an "as is" basis commencing at the expiration of the previous Term, provided that at the time of exercise and at the time of commencement of each Extended Term, Tenant is not in default beyond any applicable cure period under this Lease.

               b. Exercise of Option(s). If Tenant decides to extend the Lease for an Extended Term, Tenant shall give written notice to Landlord of its election to extend not less than nine (9) months prior to the expiration of the previous Term. Tenant's failure to give timely notice to Landlord of Tenant's election to extend shall be deemed a waiver of Tenant's right to extend. The terms and conditions applicable to each Extended Term shall be the same terms and conditions contained in this Lease except that Tenant shall not be entitled to any further option to extend beyond the second Extended Term. The Base Rent for each Extended Term shall be as determined in accordance with Paragraph c, below.

               c.     Determination of Base Rent During Extended Term(s).

                       1) Agreement on Initial Base Rent. Landlord shall not be obligated to provide Tenant with the proposed fair market rental value until six (6) months prior to the expiration of the previous Term. Landlord and Tenant shall have thirty (30) days after Landlord provides the proposed fair market rental value in which to agree on the Base Rent during each Extended Term, which shall be the fair market rental value of the Premises during said Extended Term. The initial fair market rental value of the Premises during said Extended Term shall be based on the uses of the Premises permitted under this Lease, and quality, size, design and location of the Premises, and the rental value for lease renewals or extensions of comparable size, quality and location, provided, however, the initial Fair Market Rental Value shall be subject to a 4% annual rental increase. If Landlord and Tenant agree on the Base Rent for each Extended Term during the thirty (30) day period, they shall immediately execute an amendment to this Lease stating the new Base Rent.

                       2) Selection of Appraisers. If Landlord and Tenant are unable to agree on the Base Rent (including any periodic adjustments) for the subject Extended Term within the thirty (30) day period, then within ten (10) days after the expiration of the thirty (30) day period and provided that Tenant has timely exercised the subject renewal option as set forth above, Landlord and Tenant each at its own cost and by giving notice to the other party, shall appoint a competent and disinterested real estate appraiser with at least five (5) years full-time commercial appraisal experience in the Marin County market area to appraise the fair market rental value of the Premises and set the initial Base Rent during said Extended Term. If either Landlord or Tenant does not appoint an appraiser within said ten (20) days, the single appraiser appointed shall be the sole appraiser and shall set the Initial Base Rent during said Extended Term. If two (2) appraisers are appointed by Landlord and Tenant as stated herein, they shall meet promptly and attempt to set the Initial Base Rent for said Extended Term. If the two (2) appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the same qualifications within ten (20) days after the last day the two (2) appraisers are given to set the Initial Base Rent. If they are unable to agree on the third appraiser, either Landlord or Tenant, by giving ten (10) days' notice to the other party, can apply to the then President of the Real Estate Board or to the Presiding Judge of the Superior Court of the county in which the Premises are located, for the selection of a third appraiser who meets the qualifications stated herein. Landlord and Tenant each shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant, or their affiliates.

                       3) Value Determined by Three (3) Appraisers. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the Initial Base Rent for each Extended Term. If a majority of the appraisers are unable to set the Initial Base Rent within the stipulated period of time, Landlord's appraiser shall arrange for simultaneous exchange eof written appraisals from each of the appraisers and the three (3) appraisals shall be added together and their total divided by three (3); the resulting quotient shall be the Initial Base Rent for the Premises during each Extended Term. If, however, the low appraisal and/or the high appraisal are/is more than fifteen percent (15%) lower and/or higher than the middle appraisal, such low appraisal and/or high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2); the resulting quotient shall be the Initial Base
                           Rent for the Premises during each Extended
                           Term. If both the low appraisal and the high appraisal are disregarded as stated in this Paragraph c3, the middle appraisal shall be the Initial Base Rent for the Premises during each Extended Term.

                       4) Minimum Base Rent Level. Notwithstanding any other provision of this Lease, in no event shall the Initial Base Rent for the subject Extended Term be less than the Base Rent prevailing immediately prior to the expiration of the previous Term.

8. Parking: Commencing on the Additional Premises Commencement Date, Tenant's parking shall be increased to include all of the parking spaces included with the Property.

9. Security Deposit: Landlord acknowledges that Tenant has previous deposited with Landlord a Security Deposit in the amount of $114,000.00 (the "Existing Security Deposit"). Upon execution of this First Amendment, Tenant shall deposit with Landlord an additional security deposit (the "Additional Security Deposit") in the amount of $87,973.42 so that the Existing Security Deposit combined with the Additional Security Deposit shall collectively provide for an Expanded Premises Security Deposit of $201,973.42 to be held by Landlord in accordance with Paragraph 6 of the Lease.

10. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect as to the Expanded Premises. In the event of any conflict between the terms and conditions of the Lease and this First Amendment, the terms and conditions of this First Amendment shall prevail.

11. Definitions: Unless otherwise defined in this First Amendment, all terms not defined in this First Amendment shall have the meaning set forth in the Lease.

12. Authority: Subject to the provisions of the Lease, this First Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party's behalf is authorized to do so and to bind such party to the terms of this First Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the first date set forth hereinabove.

TENANT:                                          LANDLORD:
BioMarin Pharmaceutical, Inc.,                   Limar Realty Corp. #10,
a Delaware corporation                           a California corporation

By:  /s/ R. W. Anderson                          By:  /s/ Thomas Numainville
Name:  R. W. Anderson                            Name:  Thomas A. Numainville
Title:  V.P. Fin. and Admin.                     Title:  Sr. V.P.
Date:  April 19, 2000                            Date:  4-28-00

By:  /s/Christopher M. Stein                     By:  /s/ Thomas A. Numainville
Name:  Christopher M. Stein                      Name:  Thomas A. Numainville
Title:  V.P. Research & Development              Title:  Asst. Secretary
Date:  4/28/00                                   Date:  4/28/00